Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2012

Dear Shareholders, Customers, and Employees,

As you can note from the attached information, the first quarter of 2012 showed improvement when compared to the same period of 2011.  Net income increased $237,000, or 30.9%, and non-interest income increased $314,000, primarily due to an increase in gains on the sale of loans. During the first quarter of 2012, the Company’s net income also increased because there were no additional allocations to the provision for loan losses.  This was a significant improvement over the first quarter of 2011 when the Company allocated $1,275,000.

The Company’s net interest margin continues to be under pressure, and has decreased to 3.43% as of March 31, 2012 compared to 3.64% and 3.85% for the years ended December 31, 2011 and 2010, respectively.  Weak loan demand also continues to be a concern as total loans decreased from $337.9 million as of December 31, 2011 to $331.2 as of March 31, 2012.  This is an area that will continue to receive a great deal of attention from management and the Company’s staff.

I am also pleased to report that as of the end of the quarter, shareholders’ equity exceeded $60 million.  Like always, your support is greatly appreciated.  And, we will continue to work diligently to increase shareholder value because it is of utmost importance to us and the organization.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2012	Three months ended March 31, 2011
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 5,877	$ 6,983
Interest expense	1,460	1,890
Net interest income	4,417	5,093
Provision for loan losses	-	1,275
Net interest income after provision for loan losses	4,417	3,818
Non-interest income	1,054	740
Non-interest expenses	4,235	3,776
Income before income taxes	1,236	782
Provision for income taxes	233	16
Net income	$ 1,003	$ 766

Average common shares outstanding	3,445,962	3,445,252

PER COMMON SHARE
Net income	$ 0.29	$ 0.22
Book value	$17.63	$16.32
Closing price	$ 6.78	$ 9.19

FINANCIAL RATIOS
Return on average assets	0.69%	0.51%
Return on average equity	6.66%	5.51%
Net interest margin	3.43%	3.82%
Efficiency ratio	74.22%	62.06%
Loans to deposits	70.06%	77.22%
Allowance for loan losses to loans	2.23%	2.41%

PERIOD END BALANCES
	As of March 31, 2012	As of December 31, 2011
Assets	$583,801	$587,045
Loans	$331,247	$337,947
Deposits	$476,931	$480,486
Shareholders' equity	$ 60,750	$ 59,748

Common shares outstanding	3,445,993	3,445,679

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt

OFFICERS

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - Chairman/CEO

Brian D. Young - President

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211